Contact:
Mark Rupe
Express, Inc.
Vice President Investor Relations
(614) 474-4465

EXPRESS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS;
INTRODUCES FIRST QUARTER 2019 OUTLOOK

•	Fourth quarter comparable sales decreased 6%

•	Fourth quarter loss of $0.02 per share, or income of $0.19 on an adjusted basis excluding costs related to the CEO departure and non-cash impairment of an equity method investment

•	E-commerce comparable sales increased 5%

•	Achieved target of $12 million in cost savings in 2018

•	Strong balance sheet maintained with $172 million in cash and no debt at year end

•	Repurchased 13.0 million shares for $105 million life to date under existing $150 million share repurchase program

•	CEO search progressing well

Columbus, Ohio - March 13, 2019 - Express, Inc. (NYSE: EXPR), a leading fashion apparel retailer, announced its financial results for the fourth quarter and full year 2018. These results, which cover the thirteen and fifty-two weeks ended February 2, 2019, are compared to the fourteen and fifty-three weeks ended February 3, 2018. Comparable sales for the fourth quarter and full year 2018 were calculated using the thirteen and fifty-two week periods ended February 2, 2019, as compared to the thirteen and fifty-two week periods ended February 3, 2018.
Matthew Moellering, the Company's interim CEO and interim president and EVP and COO, noted that, "Despite our fourth quarter results being in line with the guidance we provided on November 29, 2018, our overall performance in the period was disappointing. While we expect our results to remain challenging in the near-term, we are focusing on three key areas including product, brand and product clarity, and customer acquisition and retention to reposition the business for future growth and improved profitability."
Mr. Moellering continued, "Express is a resilient and relevant brand and we continue to believe strongly in its long-term opportunity. Our financial position remains strong with $172 million in cash and cash equivalents and no long-term debt."
CEO Search Update
Mylle Mangum, the Company's Chairwoman of the Board, stated, "The Board is making good progress on the CEO search. We are pleased with the quality of the candidates that have shown interest and we are actively interviewing multiple individuals. This is a very attractive role that provides the new CEO ample strategic flexibility given the company’s strong brand and solid financial position. The Board's top priority is finding the right candidate to return Express to growth and we are confident that we will appoint a strong leader in the near future."

Fourth Quarter 2018 Operating Results:

•	Net sales decreased 10% to $628.4 million from $699.7 million in the fourth quarter of 2017. Fourth quarter 2017 net sales benefited from an extra week, which was worth $26 million.

•	Comparable sales (including e-commerce sales) decreased 6%, compared to a 1% decrease in the fourth quarter of 2017.

•	E-commerce sales were $203.3 million. On a comparable sales basis, e-commerce sales increased 5%.

•
Merchandise margin decreased by 150 basis points driven by increased promotional activity. Buying and occupancy as a percentage of net sales increased by 100 basis points. In combination, this resulted in a 250 basis point decrease in gross margin, representing 27.6% of net sales compared to 30.1% in last year’s fourth quarter.

•
Selling, general, and administrative (SG&A) expenses were $160.8 million versus $166.5 million in last year's fourth quarter, a decrease principally due to the extra week in the fourth quarter of 2017. SG&A expenses in the fourth quarter of 2018 included $5.4 million of costs related to the CEO departure. As a percentage of net sales, SG&A expenses increased by 180 basis points to 25.6%.

•
Operating income was $12.6 million, and included $5.4 million of costs related to the CEO departure. On an adjusted basis, operating income was $18.0 million, or 2.9% of net sales in the fourth quarter of 2018, compared to $42.5 million, or 6.1% of net sales in the fourth quarter of 2017.

•	Other expense of $8.4 million represents a non-cash impairment charge related to our equity method investment in Homage ("Homage investment").

•
Income tax expense was $5.4 million, at an effective tax rate of 125.3%, compared to $15.0 million, at an effective tax rate of 35.3% in last year's fourth quarter. The effective tax rate during the fourth quarter of 2018 was negatively impacted by the CEO departure and the impairment of our Homage investment.

•
Net loss was $1.1 million, or $0.02 per diluted share, compared to net income of $27.4 million, or $0.35 per diluted share in last year's fourth quarter. Excluding costs related to the CEO departure and impairment of our Homage investment, adjusted net income was $12.8 million, or $0.19 per diluted share in the fourth quarter of 2018, compared to adjusted net income of $25.8 million, or $0.33 per diluted share, in the fourth quarter of 2017. Fourth quarter of 2017 EPS benefited from an extra week which was worth $0.04 per diluted share.

•	Real estate activity for the fourth quarter of 2018 is presented in Schedule 5.
Full Year 2018 Operating Results:

•	Net sales decreased 2.0% to $2,116 million from $2,159 million in 2017. In 2017, net sales benefited from an extra week which was worth $26 million.

•	Comparable sales (including e-commerce sales) decreased 1%, compared to a 3% decrease in 2017.

•	E-commerce sales increased 20% to $609 million from $509 million in 2017. On a comparable sales basis, e-commerce sales increased 21% in 2018 as compared to 2017.

•	Operating income was $28.2 million, and on an adjusted basis was $33.7 million in 2018. This compares to $30.6 million, and $54.7 million on an adjusted basis in 2017.

•
Net income was $9.6 million, or $0.13 per diluted share, compared to $18.9 million, or $0.24 per diluted share in 2017. Adjusted net income was $23.6 million, or $0.32 per diluted share, compared to $28.9 million, or $0.37 per diluted share in 2017. In 2017, EPS benefited from an extra week which was worth $0.04 per diluted share.

Balance Sheet And Cash Flow Highlights:

•	Cash and cash equivalents totaled $171.7 million at the end of 2018 versus $236.2 million at the end of 2017.

•	During the fifty-two weeks ended February 2, 2019, approximately $83.2 million was used to repurchase approximately 10.0 million shares of the Company's outstanding common stock.

•	Capital expenditures totaled $49.8 million for 2018 compared to $57.4 million for 2017.

•	Inventory was $267.8 million at the end of 2018 compared to $260.7 million at the end of 2017.
Share Repurchase Program:
On November 28, 2017, the Company's Board of Directors approved a new share repurchase program that authorized the Company to repurchase up to $150 million of the Company’s outstanding common stock using available cash. Under this program, the Company has repurchased 13.0 million shares for $105 million, including 3.5 million shares for $27.0 million during the fourth quarter of 2018. Subsequent to the end of the fourth quarter, the Company has repurchased an additional 0.9 million shares for $4.9 million and currently has approximately $45 million remaining under its authorization. The Company’s 2019 guidance reflects share repurchases made to date, however does not contemplate any future share repurchases.
First Quarter 2019 Guidance:
The table below compares the Company's projected results for the thirteen week period ended May 4, 2019 to the actual results for the thirteen week period ended May 5, 2018.

	First Quarter 2019 Guidance	First Quarter 2018 Results
Comparable Sales	(9%) to (11%)	1%
Effective Tax Rate	Approximately 19%(1)	80.1%(2)
Interest Income/(Expense), Net	$0.6 million	($0.2) million
Net (Loss)/Income	($18) to ($23) million	$0.5 million(2)
Diluted Earnings Per Share (EPS)	($0.27) to ($0.34)	$0.01(2)
Weighted Average Diluted Shares Outstanding	66.7 million	76.1 million
(1) The Company's effective tax rate for the first quarter of 2019 is expected to be impacted by certain discrete tax items.
(2) Includes a negative impact of $1.3 million related to certain discrete items in the first quarter of 2018.
This guidance does not take into account any additional non-core items that may occur and excludes the impact of future share repurchases.
Full Year 2019 Guidance:
The Company is not issuing full year guidance given the ongoing CEO leadership transition and the current variability in comparable sales trends. The Company is providing the following information based on current expectations:

•	Capital expenditures of $40 to $45 million

See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information:
A conference call to discuss fourth quarter and full year 2018 results is scheduled for Wednesday, March 13, 2019 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 683-0508 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: investors.express.com and remain available for 90 days. A telephone replay of this call will be available at 2:00 p.m. ET on March 13, 2019 until 11:59 p.m. ET on March 20, 2019 and can be accessed by dialing (800) 585-8367 and entering replay pin number 6998184.
An investor presentation with information regarding the fourth quarter and fiscal year 2018 results and outlook for 2019 will also be available at: http://www.express.com/investor at approximately 7:00 a.m. ET on Wednesday, March 13, 2019.
About Express, Inc.:
Express is a leading fashion destination and apparel brand for both women and men. Since 1980, Express has provided the latest apparel and accessories for work, casual, jeanswear, and going-out, offering a distinct combination of fashion and quality at an attractive value. The company operates more than 600 retail and factory outlet stores in the United States and Puerto Rico, as well as a best-in-class shopping experience through its website and mobile app. In addition, Express merchandise is available at franchise locations and online in Latin America. For more information, please visit www.express.com.
Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance and expectations for the first quarter and full year 2019, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, diluted earnings per share, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives, and (4) statements regarding the search for a CEO or any other senior management position. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (4) customer traffic at malls, shopping centers, and at our stores; (5) competition from other retailers; (6) our dependence on a strong brand image; (7) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain or other business disruption;

(13) our dependence upon key executive management; (14) our ability to execute our growth strategy, including improving profitability, providing an exceptional brand and customer experience, transforming and leveraging our systems and processes, and cultivating a strong company culture, and achieving our strategic objectives, including delivering compelling merchandise at an attractive value, investing in growing brand awareness and retaining and acquiring new customers to the Express brand, growing e-commerce sales and expanding our omni-channel capabilities, optimizing our store footprint, and managing our overall cost structure; (15) our substantial lease obligations; (16) our reliance on third parties to provide us with certain key services for our business; (17) impairment charges on long-lived assets; (18) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (19) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (20) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; and (21) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	February 2, 2019	February 3, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$171,670	$236,222
Receivables, net	17,369	12,084
Inventories	267,766	260,728
Prepaid minimum rent	30,047	30,779
Other	25,176	24,319
Total current assets	512,028	564,132

PROPERTY AND EQUIPMENT	1,083,347	1,047,447
Less: accumulated depreciation	(719,068)	(642,434)
Property and equipment, net	364,279	405,013

TRADENAME/DOMAIN NAMES/TRADEMARKS	197,618	197,618
DEFERRED TAX ASSETS	5,442	7,346
OTHER ASSETS	7,260	12,815
Total assets	$1,086,627	$1,186,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$155,913	$145,589
Deferred revenue	40,466	41,240
Accrued expenses	78,313	110,563
Total current liabilities	274,692	297,392

DEFERRED LEASE CREDITS	129,505	137,618
OTHER LONG-TERM LIABILITIES	97,252	103,600
Total liabilities	501,449	538,610

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	585,178	648,314
Total liabilities and stockholders’ equity	$1,086,627	$1,186,924

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
NET SALES	$628,426	$699,682	$2,116,344	$2,158,502
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	455,229	489,401	1,501,433	1,530,991
Gross profit	173,197	210,281	614,911	627,511
OPERATING EXPENSES:
Selling, general, and administrative expenses	160,765	166,549	587,348	573,550
Restructuring costs	—	—	166	22,869
Other operating (income)/expense, net	(129)	1,200	(818)	536
Total operating expenses	160,636	167,749	586,696	596,955

OPERATING INCOME	12,561	42,532	28,215	30,556

INTEREST (INCOME)/EXPENSE, NET	(143)	172	25	2,242
OTHER EXPENSE/(INCOME), NET	8,400	—	7,900	(537)
INCOME BEFORE INCOME TAXES	4,304	42,360	20,290	28,851
INCOME TAX EXPENSE	5,392	14,959	10,660	9,978
NET (LOSS)/INCOME	$(1,088)	$27,401	$9,630	$18,873

EARNINGS PER SHARE:
Basic	$(0.02)	$0.35	$0.13	$0.24
Diluted	$(0.02)	$0.35	$0.13	$0.24

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	68,196	78,333	72,518	78,592
Diluted	68,196	78,927	73,239	78,870

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 2, 2019	February 3, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,630	$18,873
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,853	90,221
Loss on disposal of property and equipment	368	2,891
Impairment charge	818	9,850
Equity method investment impairment	8,400	—
Loss on deconsolidation of Canada	—	10,672
Share-based compensation	13,114	14,008
Deferred taxes	536	396
Landlord allowance amortization	(11,606)	(13,183)
Other non-cash adjustments	(500)	(500)
Changes in operating assets and liabilities:
Receivables, net	(5,284)	3,279
Inventories	(7,038)	(28,279)
Accounts payable, deferred revenue, and accrued expenses	(21,097)	(14,166)
Other assets and liabilities	523	24,505
Net cash provided by operating activities	73,717	118,567

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(49,778)	(57,435)
Decrease in cash and cash equivalents resulting from deconsolidation of Canada	—	(9,232)
Net cash used in investing activities	(49,778)	(66,667)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease financing obligations	(1,860)	(1,710)
Repayments of financing arrangements	(750)	(2,040)
Repurchase of common stock under share repurchase program	(83,172)	(17,264)
Repurchase of common stock for tax withholding obligations	(2,709)	(1,599)
Net cash used in financing activities	(88,491)	(22,613)

EFFECT OF EXCHANGE RATE ON CASH	—	(438)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(64,552)	28,849
CASH AND CASH EQUIVALENTS, Beginning of period	236,222	207,373
CASH AND CASH EQUIVALENTS, End of period	$171,670	$236,222

Schedule 4
Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income, adjusted net income, and adjusted diluted earnings per share. The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted operating income, adjusted net income, and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and provide a better baseline for analyzing trends in the business. In addition, adjusted operating income is used as a performance measure in the Company's short-term cash incentive compensation program and adjusted diluted earnings per share is used as a performance measure in the Company's long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating income, reported net income and reported diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Thirteen Weeks Ended February 2, 2019
(in thousands, except per share amounts)	Operating Income	Income Tax Impact	Net (Loss)/Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$12,561		$(1,088)	$(0.02)	68,196
Impact of CEO Departure	5,436	(1,386)	4,050	0.06
162(m) impact as a result of CEO departure	—	1,473	1,473	0.02
Equity method investment impairment (a)	—		8,400	0.12
Adjusted Non-GAAP Measure	$17,997		$12,835	$0.19	68,686	(b)

(a)	The tax effect of the $8.4 million impairment of our equity method investment is $2.1 million, which is offset by a full valuation allowance against the related deferred tax assets.

(b)
Weighted average diluted shares outstanding for purpose of calculating adjusted diluted earnings per share includes the dilutive effect of share-based awards as determined under the treasury stock method.

	Fifty-Two Weeks Ended February 2, 2019
(in thousands, except per share amounts)	Operating Income	Income Tax Impact	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$28,215		$9,630	$0.13	73,239
Impact of CEO Departure	5,436	(1,386)	4,050	0.06
162(m) impact as a result of CEO departure	—	1,473	1,473	0.02
Equity method investment impairment (a)	—		8,400	0.11
Adjusted Non-GAAP Measure	$33,651		$23,553	$0.32

(a)	The tax effect of the $8.4 million impairment of our equity method investment is $2.1 million, which is offset by a full valuation allowance against the related deferred tax assets.

The following reconciliations have been retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard. For additional information regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.

	Fourteen Weeks Ended February 3, 2018
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$27,401	$0.35	78,927
Income Tax Expense - Canadian Exit	402	0.01
Impact of Tax Reform	(2,050)	(0.03)
Adjusted Non-GAAP Measure	$25,753	$0.33

	Fifty-Three Weeks Ended February 3, 2018
(in thousands, except per share amounts)	Operating Income	Income Tax Impact	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$30,556		$18,873	$0.24	78,870
Impact of Canadian Exit	24,151	(12,067)	12,084	0.15
Impact of Tax Reform	—	(2,050)	(2,050)	(0.03)
Adjusted Non-GAAP Measure	$54,707		$28,907	$0.37

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Fourth Quarter 2018 - Actual				February 2, 2019 - Actual
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(6)	—	447
United States - Outlet Stores	3	—	—	184
Total	3	(6)	—	631	5.4 million

First Quarter 2019 - Projected				May 4, 2019 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(1)	(15)	431
United States - Outlet Stores	—	—	15	199
Total	—	(1)	—	630	5.4 million

Full Year 2019 - Projected				February 1, 2020 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(6)	(24)	417
United States - Outlet Stores	5	—	24	213
Total	5	(6)	—	630	5.4 million